Exhibit 10.22

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of February 26, 2016 by and between Atomera Incorporated, a Delaware corporation formerly known as Mears Technologies, Inc. (“Company”), and Scott A. Bibaud (“Executive”).

RECITAL

A.          The parties hereto have previously entered into that certain Employment Agreement dated October 16, 2015 (the “Employment Agreement”).

B.          The parties hereto desire to amend the Employment Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:

1.           Section 4.2 of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 4.2:

“4.2 Onetime Incentive Bonus. Executive shall receive a onetime Incentive Bonus of $250,000. This onetime Incentive Bonus shall be awarded to Executive if the IPO occurs (a) prior to May 31, 2017 or, (b) if the maturity date of the Senior Secured Convertible Notes (“Notes”) under the Company’s February 18, 2015 offering is extended, prior to June 30, 2017.”

2.           Section 4.3(a) of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 4.3(a):

“(a) Vesting of Options. In addition to the time-based vesting provisions set forth hereafter in this subpart (a), Options to purchase 2,077,727 shares of Common Stock shall vest and become exercisable subject to the conversion of all principal and accrued interest under the Notes into shares of Common Stock on or before May 31, 2017, unless such date is extended by the holders of the Notes to no later than June 30, 2017. In addition to the afore-mentioned performance-based vesting condition with respect to Options to purchase 2,077,727 shares of Common Stock, all of the Options will vest over a four-year period from the date of grant as follows: one-fourth of the Options shall vest and first become exercisable on the one year anniversary of the date of grant (such amount to be equal to one-fourth of the Options outstanding as of the one year anniversary date after giving effect to the potential cancellation of Options to purchase 2,077,727 shares of Common Stock in the event of the failure to satisfy the above-mentioned performance-based vesting condition) and the balance of the Options shall vest in 36 equal monthly installments commencing on the 13 month following the date of grant. ”

3.           The parties recognize that the share amounts set forth in the amendments to Sections 4.2 and 4.3(a) of the Employment Agreement set forth above represent pre-split share amounts that do not give effect to the 1-for 15 reverse split of the Company’s outstanding common stock effected on December 11, 2015.

4.           This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.           Except as set forth in this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first written above.

“Company”

Atomera Incorporated,
a Delaware corporation

By:	/s/ John D.T. Gerber
John D.T. Gerber
Chairman of the Board

“Executive”

/s/ Scott A. Bibaud
Scott A. Bibaud

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